Exhibit 10.1

April 16, 2026

Jason Kim

Dear Jason:

This letter agreement (this “Agreement”) amends and restates the terms and conditions of your continued employment with Firefly Aerospace Inc. (“Firefly” or the “Company”) as our Chief Executive Officer, and supersedes and replaces that certain letter agreement dated as of August 25, 2024 (the “Prior Employment Letter”). This Agreement outlines the core important aspects of your employment with Firefly, an “at-will” employer.

Title and Reporting Structure. In your capacity as our Chief Executive Officer, you will continue to report to the Chief Executive Officer.

Base Salary. Firefly will pay you a salary of $500,000 on an annualized basis, subject to applicable tax withholding (“Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy in effect from time to time and is subject to review for increase, but not decrease, no less frequently than annually. This is an exempt position, meaning you will not be eligible for overtime compensation.

Short Term Incentive Compensation. During each fiscal year in which you are an employee of the Company you will also be eligible for an annual incentive bonus (“STI”) with a target amount equal to 100% of your Base Salary and paid upon the achievement of preestablished performance metrics and, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Chief Executive Officer or such other employee to whom you report deems relevant (collectively, such metrics, the “Performance Metrics”). Any STI earned for the preceding fiscal year will be paid on or before the last payday of the month following the finalization of the audit for that fiscal year end, and, except as otherwise set forth below, you must be employed on the payout date to receive payment of such STI.

Severance. Upon your execution of the Participation Agreement attached hereto as Exhibit A, you will become eligible to participate in the Company’s Amended Executive Severance Plan, pursuant to the terms and conditions therein. You hereby agree that any termination payments or benefits to which you may be entitled to under the Amended Executive Severance Plan are in lieu of all prior severance benefit policies, plans, agreements and arrangements, including the Prior Employment Letter, and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect, solely with respect to your severance entitlements set forth therein.

Tax Withholding and Section 409A. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by you. The provisions of this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax

Jason Kim

April 16, 2026

(including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity. To the extent necessary to avoid adverse tax consequences under Section 409A, any payment that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

Employee Benefits - Group Plans. As a regular full-time employee, you have the opportunity to participate in the standard benefit plans that Firefly offers to other similarly situated employees, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits are available for your review. Firefly offers medical, dental, and vision insurance and 401k. With the exception of the employment at-will policy discussed below, the Company may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

Employee Proprietary Information Agreement. As an employee of the Company, you have become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To continue to protect the Company’s interests, you reaffirm your entry into the Company’s Employee Proprietary Information Agreement (as mutually amended or superseded from time to time, the “EPIA”), executed by you prior to or on your start date with the Company. The EPIA provides for the arbitration of all disputes arising out of your employment and you reaffirm the mutual promise to arbitrate disputes described therein. The EPIA also contains certain restrictive covenants prohibiting you from soliciting the Company’s employees, interfering with the Company’s customers, and competing with the Company, each on the terms and conditions set forth in the EPIA (collectively, including the terms and conditions thereof, the “Restrictive Covenants”). By accepting this Agreement, you acknowledge that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests and that the terms and conditions of the Restrictive Covenants are fair and reasonable.

At-Will Employment. Please understand that this Agreement does not constitute a contract of employment for any specific length of time but instead continues an “at will” relationship which may be terminated with or without cause and with or without notice at any time by you or the Company, subject to the rights and benefits set forth in this Agreement. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement approved by the Board of Directors of Firefly and signed by an officer of the Company.

Miscellaneous. This Agreement, and any documents referenced herein, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, including the Prior Employment Letter. This Agreement will be governed by the laws of Texas, without regard to its conflict of laws provisions.

Amendment. This Agreement may not be modified or amended except by a written agreement signed by an officer of the Company.

Jason Kim

April 16, 2026

To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to me. You may also retain a copy for your records.

Very truly yours,

FIREFLY AEROSPACE INC.

By:	/s/ John Termotto

John Termotto
Chief People Officer

Date:	4/16/2026

ACCEPTED AND AGREED:

I have read this letter agreement and agree to the terms set forth in this letter, including reaffirming the EPIA.

By:	/s/ Jason Kim

Jason Kim

Date:	4/16/2026

Exhibit A

Participation Agreement –

Firefly Aerospace Inc. Amended Executive Severance Plan

April 16, 2026

Re: Participation Agreement – Firefly Aerospace Inc. Amended Executive Severance Plan

Dear Jason Kim:

We are pleased to inform you that you have been designated as eligible to participate in the Firefly Aerospace Inc. Amended Executive Severance Plan (as it may be amended from time to time, the “Plan”) as a Tier 0 Eligible Executive (as defined in the Plan). Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement. A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.

In signing below, you expressly agree to be bound by, and promise to abide by, the terms of Sections 7(a) and 10 of the Plan, which create certain restrictions with respect to confidentiality, non-competition, non-solicitation, ownership of intellectual property, non-disparagement and post-termination cooperation. You agree that the covenants within Sections 7(a) and 10 of the Plan are reasonable in all respects.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans, agreements and arrangements of the Company or any other member of the Company Group (and supersedes all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect, solely with respect to your severance entitlements set forth therein.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to John Termotto no later than April 17, 2026.

[Remainder of Page Intentionally Blank]

Sincerely,

FIREFLY AEROSPACE INC.

By:	/s/ John Termotto

Name: John Termotto

Title: Chief People Officer

ACCEPTED AND AGREED:

By:	/s/ Jason Kim

Jason Kim

Date:	4/16/2026

ANNEX A

FIREFLY AEROSPACE INC.

AMENDED EXECUTIVE SEVERANCE PLAN

[See attached.]